Exhibit 10.19.1

Director Compensation Plan
CorEnergy Infrastructure Trust, Inc.

This Plan is adopted by the Board of Directors (the “Board”) of CorEnergy Infrastructure Trust, Inc. (the “Company”), effective as of April 1, 2014 (the “Effective Date”), subject to paragraph 10 below. The purpose of this Plan is to set forth the compensation policy for directors of the Board who are neither employees or officers of the Company nor any external manager of the Company (“Compensated Directors”).

1.
Cash Retainer. Except as noted in paragraph 10 below, each Compensated Director shall receive an annual cash retainer equal to $15,000 in total for each period from July 1 through June 30 (the “Plan Year”). Except as noted in paragraph 10 below, such cash retainer shall be paid in two equal installments ($7,500 each) on the first business day of October and January of each Plan Year.

2.
Stock Retainer. Except as noted in paragraph 10 below, each Compensated Director shall receive an annual stock retainer equal to $15,000 in total for each Plan Year. Except as noted in paragraph 10 below, such stock retainer shall be paid in shares of the Company’s common stock, par value $0.001, on the first business day of July and April of each Plan Year (each a “Date of Grant”), in amount equal to (i) $7,500 divided by (ii) the closing price of one share of common stock as reported on the New York Stock Exchange on the Date of Grant.

3.
Chair and Lead Director Fees. In addition to the retainers set forth in the preceding paragraphs, the Chair of the Corporate Governance Committee shall receive a $1,000 annual cash retainer, the Lead Director shall receive a $1,000 annual cash retainer, and the Chair of the Audit Committee shall receive a $5,000 annual cash retainer. The chair and lead director fees described in this paragraph shall be paid on the first business day of each Plan Year.

4.
Attendance Fees. In addition to the retainers set forth in the preceding paragraphs, each Compensated Director shall receive $1,000 for each committee meeting or Board meeting in which he or she participates. Such fees shall be paid within three business days of each meeting.

5.
Restrictions on Shares. All shares of common stock issued to a Compensated Director pursuant to this Plan shall be fully vested upon grant, but may not be sold, pledged, or otherwise transferred in any manner during the Compensated Director’s active tenure on the Board. The expectation of the Company is that each Director will, within two full years after becoming a Director, own shares of Company common stock having a purchase value equal to at least twice the annual retainer. Upon a Compensated Director ceasing to be a member of the Board, all transfer restrictions concerning such Compensated Director’s shares shall immediately be removed, and such shares shall thereupon be freely transferrable by the Compensated Director or by his or her estate or legal representative, as applicable. The Board may require that such shares bear an appropriate legend evidencing such transfer restrictions.

6.
Aggregate Number of Shares Subject to the Plan. The aggregate number of shares of the Company’s common stock that may be granted to Compensated Directors pursuant to this Plan initially shall be 100,000 shares, subject to appropriate adjustment, as determined by the Board, in the event of any changes in the outstanding shares of the Company’s stock or in the capital structure of the Company by reason of any stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in the Company’s capitalization occurring after the Effective Date.

7.
Payments that Violate Federal Securities Laws or Other Applicable Law. Notwithstanding any provision in this Plan to the contrary, any payment under this Plan may be delayed if the Company reasonably anticipates that the making of the payment will violate Federal or state securities laws or other applicable law; provided that, such payment is made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation.

8.
Award Limitations. Notwithstanding any provision of this Plan to the contrary, in no event shall any shares of the Company’s common stock be issued under this Plan if such issuance would result in a violation of the common stock ownership limits or any other requirements necessary for qualification of the Company as a “real estate investment trust” for Federal income tax purposes, if applicable. In the event that the number of shares of common stock remaining available for issuance under this Plan is insufficient to pay the full amount of any installment of the stock retainer prescribed by paragraph 2 hereof on the date such installment is due, then all Compensated Directors entitled to a receive such installment on such date shall share ratably in the number of shares remaining available for issuance under the Plan.

Exhibit 10.19.1

9.
Shareholder Approval. Notwithstanding any provision of this Plan to the contrary, no shares of the Company’s common stock shall be issued pursuant to this Plan unless and until the Plan is approved by the Company’s stockholders. Accordingly, if the Plan is approved by the Company’s stockholders at its May 2014 annual meeting, payment of the April 1, 2014 stock retainer contemplated by paragraph 2 of this Plan shall be delivered to the Compensated Directors as soon as administratively practicable following such approval date. Any other retainer or fee due hereunder prior to stockholder approval of this Plan shall be paid in cash.

10.
Pro Rated Fees. If a Compensated Director’s term commences during a Plan Year, that director’s initial quarterly fees shall be pro rated and shall be paid (or delivered in shares) on the first business day following the commencement of his or her term. If a Compensated Director’s term ends during a Plan Year, that director shall retain any fees attributable to the calendar quarter then in effect and shall not receive fees attributable to any calendar quarters thereafter.

11.	Amendment. The Board reserves the right to amend or terminate this Plan at any time.

12.	Governing Law. This Plan and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state of Maryland.